Exhibit 10.24

SETTLEMENT AGREEMENT

AMONG:

CANADA GOOSE INC.

(the “Company”)

- and -

CANADA GOOSE HOLDINGS INC.

(the “Holdings”)

- and -

PAUL RIDDLESTONE

(the “Executive”)

WHEREAS the Executive is employed with the Company as Chief Operating Officer;

AND WHEREAS the Executive participates in Holdings’ Stock Option Plan (the “Plan”) and has entered into an option agreement, as amended from time to time, in connection with the Plan (the “Option Agreement”);

AND WHEREAS the Executive and the Company wish to conclude their relationship in an orderly fashion and are desirous of resolving all claims, demands, liabilities and issues arising out of the Executive’s employment and cessation of employment in accordance with the terms and conditions of the present Settlement Agreement (the “Agreement”);

NOW THEREFORE the Executive and the Company agree as follows:

1.	The Executive agrees that his employment ceased on January 10, 2017 (the “Separation Date”).

2.	The Company shall provide the Executive with payment for any accrued but unpaid vacation days owed to the Executive in respect of service up to the Separation Date and any unpaid expenses owing to the Separation Date for which the Executive has provided receipts on or before the Separation Date, in accordance with the Company’s policy.

3.	In addition, and subject to the Executive’s compliance with the present Agreement and all legal and contractual post-employment duties and obligations, the Company shall provide the Executive with the following:

(a)	The Company shall continue payment of the Executive’s current base salary, less applicable deductions, for a period of ten (10) months following the Separation Date (the “Salary Continuation Period”), in accordance with the Company’s regular payroll practices.

(b)	The Company shall pay to the Executive a lump sum amount representing his annual performance bonus payment paid at a leading rating for the fiscal year ending on March 31, 2017, which is calculated based on the Company’s EBIT achievement and shall be payable in accordance with the Company’s bonus plan.

(c)	The Company shall provide the Executive with outplacement counselling services with for a period of six (6) months from the Separation Date. Please contact Kara MacKillop directly with respect to these services.

(d)	The Company shall continue the Executive’s participation in the Company’s group insurance benefit plan during the Salary Continuation Period, or, if earlier, until the Executive is eligible for benefits with alternative employment, except for the Company’s long-term disability benefits and Global Medical Assistance plan which shall terminate upon the expiration of the Executive’s minimum statutory notice period, namely February 21, 2017. The Executive may explore his options to convert his life insurance to an individual plan; however, the Executive must make arrangements with the insurance provider within 31 days of the end of his life insurance coverage through the Company.

(e)	The Company shall pay to the Executive an amount equal to $5,000 plus HST in respect of the Executive’s legal expenses relating to this Agreement.

4.	Effective on the Separation Date, the Executive shall have the right to retain 148,364 Tranche A Options (as defined in the Option Agreement) (representing 60% of his Tranche A Options) under the Plan and the Option Agreement, the whole in accordance with the terms set out in Schedule “A” hereto.

5.	Effective on the Separation Date, Holdings shall repurchase for cancellation from the Executive, and the Executive shall transfer to Holdings for cancellation, 247,274 Tranche B Options (as defined in the Option Agreement) (representing all of his Tranche B Options) and 247,274 Tranche C Options (as defined in the Option Agreement) (representing all of his Tranche C Options) for an aggregate cash amount equal to $2,647,885.23, less applicable withholding taxes.

6.	The Executive hereby acknowledges that the payments and benefits referred to in this Agreement are inclusive of any statutory, common law and contractual entitlements to termination pay and severance pay and any other obligations that may be due to the Executive as a result of the termination of his employment, including any amounts arising from the employment letter dated October 21, 2010 (the “Employment Agreement”).

7.	The Executive further represents that he has returned to the Company all correspondence, documents, software and other property belonging to the Company, which had in his possession, including but not limited to, the office access cards and laptop. The Executive further agrees that he will not reproduce any such property.

8.	The Executive agrees to retain in confidence all confidential information he acquired during his employment with the Company and will not disclose same to any third party (save for such disclosure as may be required by law) or use for his own benefit or that of any third party any such information learned during the course of his employment other than confidential information which becomes public other than through his own action.

9.	The Executive acknowledges that he occupied a position with the Company that entailed fiduciary obligations and agrees that he will continue to comply with all applicable laws in respect of such obligations. In addition, the Executive hereby represents and warrants that he shall comply with all post-employment duties and obligations, including those set out in the Employment Agreement, namely the non-competition, non-solicitation and confidentiality undertakings, and in the Option Agreement, namely the non-disclosure, non-competition and non-solicitation undertakings.

10.	The Executive further agrees that he will not make any statements, written or verbal, nor cause or encourage others to make any statements, written or verbal, regarding the practices, conduct, personal or business reputations of the Company and any subsidiary or affiliated companies or entities, including the shareholders, officers, directors, employees, agents, advisors, partners, affiliates or consultants of the Company and any subsidiary or affiliated companies or entities other than as may be required by applicable law or a judicial or administrative process.

11.	The Executive agrees not to disclose the terms of this Agreement to anyone except his spouse, his legal and financial advisors (only in strictest confidence in their professional capacity) and/or as may be required by law.

12.	The Executive agrees to execute the Full and Final Release attached hereto as Schedule “B” which is a condition of this Agreement.

13.	This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.	The Executive acknowledges that he has been given an opportunity to seek independent legal advice with respect to the matters addressed in this Agreement and the attached Full and Final Release.

15.	All references to currency herein are to lawful money of Canada.

16.	The Executive agrees that the payments or promise of payments by the Company contained herein are deemed to be no admission of liability on the part on Company, said liability in fact being denied.

17.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. This Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

[Signature page follows]

IN WITNESS WHEREOF the Agreement has been executed by the parties hereto.

DATED this 10th day of January, 2017.

CANADA GOOSE INC.

By:	/s/ Dani Reiss
Authorized Signatory

By:	/s/ Kara MacKillop
Authorized Signatory

CANADA GOOSE HOLDINGS INC.

By:	/s/ Dani Reiss
Authorized Signatory

By:
Authorized Signatory

SIGNED, SEALED & DELIVERED IN THE PRESENCE OF:	) )
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/s/ Kristen Riddlestone	)	/s/ Paul Riddlestone
Signature of Witness	)	Paul Riddlestone
)

Kristen Riddlestone	)
Name of Witness	)

)

)
Address	)

Schedule “A”

The terms set out in the Canada Goose Holdings Inc. (“Holdings”) Stock Option Plan effective December 9, 2013, as amended from time to time (the “Plan”), as such terms relate to you and the Options (as defined in the Plan) granted to you thereunder, and the terms set out in the Option Agreement between you and Holdings dated April 17, 2014 wherein you were granted Options effective April 17, 2014, as amended by the letter dated December 2, 2016 from Holdings to you, and as may be further amended from time to time (the “Option Agreement”), are hereby amended, waived and/or to be interpreted, as follows:

1.	For greater certainty, January 10, 2017 constitutes the “Termination Date” for purposes of Section 2.1 of the Plan.

2.	In Section 1 of the Option Agreement, the number of shares that may be purchased under the Tranche A Class A Common Options (the “Tranche A Options”) shall be reduced from 247,273 Tranche A Options to purchase 247,273 Common Shares to 148,364 Tranche A Options to purchase 148,364 Common Shares, which represents 60% of your Tranche A Options, which Tranche A Options are vested and exercisable as of the date hereof. For greater certainty, the remaining 98,909 Tranche A Options to purchase 98,909 Common Shares, which represents 40% of your Tranche A Options, are hereby expired and cancelled on the date hereof, the whole in accordance with the Plan.

3.	Section 2(a) of the Option Agreement will be deleted and replaced with the following:

“Subject to Section 6(a) of the Plan and notwithstanding Section 4.6(a) of the Plan, while 148,364 Tranche A Class A Common Options are fully vested, such Tranche A Class A Common Options shall only be exercisable upon the earlier of (A) the date that is 15 months after the Termination Date or (B) the termination of all lock-up periods applicable to any shareholders or other beneficial owners of securities of the Corporation in connection with an Initial Public Offering.”

4.	Your Tranche B Class A Common Options and Tranche C Class A Common Options are repurchased for cancellation pursuant to Section 5 of the Settlement Agreement among you, Holdings, Canada Goose Inc. dated January 10, 2017.

5.	In Section 4.6(e) of the Plan, the words “if such Optionee becomes a director, officer or employee of a direct competitor” will be deleted and replaced with the words “if such Optionee becomes a director, officer, employee, consultant or contractor of a direct competitor”.

Except as specifically set out in this Schedule, all terms of the Plan and the Option Agreement remain unamended and in full force and effect.

You agree that you shall at all times keep the terms of this Schedule strictly confidential, including, without limitation, as between you and all other employees of Canada Goose Inc. and its affiliates.

Schedule “B”

FULL AND FINAL RELEASE

In consideration of the terms set out in the attached Settlement Agreement, dated January 10, 2017, (the “Agreement”) I, Paul Riddlestone, on behalf of myself, my heirs, administrators and assigns (hereinafter collectively referred to as the “Releasor”) hereby release and forever discharge Canada Goose Inc., its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, servants and agents, and their successors and assigns (hereinafter collectively referred to as the “Releasee”) jointly and severally from any and all actions, causes of action, complaints, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever arising, which I may heretofore have had, may now have or may hereinafter have in any way relating to my hiring by, my employment with or the termination of my employment by the Releasee, which specifically includes but is not limited to any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest, equity, options, vacation pay, benefits or any claims under applicable employment standards or human rights legislation or any employment-related legislation but shall exclude (i) any claims that may be made pursuant to the Releasee’s directors and officers insurance; and (ii) any rights specifically set out in the Agreement.

It is understood and agreed that the parties have discussed or otherwise canvassed any and all human rights complaints, concerns or issues arising out of or in respect to my employment or the cessation of that employment with the Releasee and I hereby declare that I am aware of my rights under the Human Rights Code (Ontario) and I am not asserting such rights or advancing any human rights claim or complaint.

It is understood and agreed that for the said consideration, I will not make any claim or take any proceeding in connection with the claims released herein against any other person or party who may claim contribution or indemnity from the Releasee by virtue of said claim or proceeding.

It is understood and agreed that the amounts provided to me are intended to be inclusive of, and not in addition to, any benefits and allowances or obligations prescribed by applicable employment standards legislation and are to be in full payment of the obligations under such legislation, including the individual notice, termination pay and benefits requirements and entitlements of such legislation.

And for the said consideration, I further covenant and agree to save harmless and indemnify the Releasee from and against all claims, charges, taxes or penalties and demands which may be made by the appropriate taxing authorities in Canada and Ontario requiring the Releasee to pay income tax, charges or penalties under applicable statutes and regulations in respect of income tax payable by me for services I rendered to the Releasee; and in respect of any and all claims, charges, taxes, or penalties and demands which may be found payable by the Releasee in respect of myself relating to governmentally regulated or other employment insurance or pension plan programs.

And for the said consideration, I further covenant that, notwithstanding the termination of my employment with the Releasee, I will not discuss or disclose, to other than my immediate family members, legal advisors, and financial advisors, or as required by law, the terms of this settlement.

I expressly declare, except as set out in the Agreement, that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by the Releasee for the benefit of its employees including disability or life insurance plans.

I hereby declare that I have been provided the opportunity to seek independent legal advice with respect to the matters addressed in this Release and the Agreement. I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

It is further understood and agreed that the giving of the aforementioned consideration is deemed to be no admission of liability on the part of the said Releasee, said liability in fact being denied.

IN WITNESS WHEREOF I have hereunto executed this Release by affixing my hand and seal this              day of                     , 2017, in the presence of the witness whose signature is subscribed below.

SIGNED, SEALED & DELIVERED IN THE PRESENCE OF:	) )
)
/s/ Kristen Riddlestone	)	/s/ Paul Riddlestone
Signature of Witness	)	Paul Riddlestone
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Kristen Riddlestone	)
Name of Witness	)

)

)
Address	)